Exhibit 99.1
Thursday May 29, 2003 6:54 pm ET

Ask Jeeves Prices $100 Million of
Zero Coupon Convertible Subordinated Notes Due 2008

EMERYVILLE, Calif., May 29, 2003 — Ask Jeeves, Inc. (Nasdaq: ASKJ) announced today the pricing of $100 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2008, which are being issued in a private offering. The notes are being sold at 100 percent of their principal amount. The sale of the Notes is expected to close June 4, 2003. The initial purchaser has an option to purchase up to an additional $15 million in aggregate principal amount of the Notes.

The Notes will not bear interest, have a zero yield to maturity, and will be convertible into Ask Jeeves common stock at a conversion price of $16.90 per share, subject to customary antidilution adjustments. This represents a 30 percent conversion premium based on the closing bid price of $13.00 of Ask Jeeves common stock on May 29, 2003. Each $1,000 principal amount at maturity will initially be convertible into 59.1716 shares of Ask Jeeves common stock. Therefore, the Notes are convertible in the aggregate into approximately 5.9 million shares of common stock or approximately 6.8 million shares of common stock if the initial purchaser exercises its option to purchase additional Notes.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

The statements in this release which are not historical facts are forward- looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions. Information on risks and factors that could affect Ask Jeeves business and financial results are included in our public filings made with the Securities and Exchange Commission.